As filed with the Securities and Exchange Commission on September 10, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Tilly’s, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	45-2164791
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

10 Whatney

Irvine, California 92618

(Address of Principal Executive Offices including Zip Code)

Tilly’s, Inc. Amended and Restated 2012 Equity and Incentive Award Plan

(Full Title of the Plan)

Christopher M. Lal, Esq. Vice President, General Counsel & Secretary Tilly’s, Inc. 10 Whatney Irvine, California 92618 (949) 609-5599	Copy to: Cary K. Hyden Michael A. Treska Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, California 92626-1925 (714) 540-1235

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class A Common Stock, par value $0.001 per share	1,500,000	$7.95	$11,925,000.00	$1,536.00

(1)	The Tilly’s, Inc. Amended and Restated 2012 Equity and Incentive Award Plan (the “Plan”) authorizes the issuance of 4,413,900 shares of the Registrant’s Class A common stock, par value $0.001 (the “Common Stock”), of which 1,500,000 shares of Common Stock are being registered hereunder and 2,913,900 shares of Common Stock have been registered previously on a Form S-8 filed on May 4, 2012 (File No. 333-181148). In accordance with Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement will also cover any additional shares of Common Stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or similar transaction.
(2)	Estimated solely for the purposes of calculating the registration fee under Rule 457(h) and (c) under the Securities Act, and is based on the average of the high and low sales price ($7.95) of the Common Stock, as reported on the New York Stock Exchange on September 9, 2014, for the 1,500,000 additional shares of Common Stock issuable under the Plan.

Proposed issuances to take place as soon after the effective date of the Registration Statement as practicable.

INTRODUCTION

On June 11, 2014, the Registrant’s stockholders approved the Tilly’s, Inc. Amended and Restated 2012 Equity and Incentive Award Plan (the “Plan”), which among other things, increased the number of authorized shares of the Registrant’s Class A common stock, par value $0.001 per share (the “Common Stock”), that may become issuable under the Plan by 1,500,000 shares. The Registrant is filing this registration statement (this “Registration Statement”) on Form S-8 to register such additional shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant is not filing with or including in this Form S-8 the information called for in Part I of Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Registration of Additional Securities

The Plan currently authorizes the issuance of 4,413,900 shares of Common Stock, of which 2,913,900 shares of Common Stock were registered previously on a Form S-8 filed with the Commission on May 4, 2012 (File No. 333-181148) (the “Prior Registration Statement”). The contents of the Prior Registration Statement are incorporated herein by reference to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference in this Registration Statement or in the Prior Registration Statement.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 8. Exhibits

See Index to Exhibits included herein.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, Tilly’s, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused and authorized the officers whose signatures appear below to sign this registration statement on its behalf, in the City of Irvine, State of California on September 10, 2014.

TILLY’S, INC.

By:	/s/ Daniel Griesemer
Daniel Griesemer President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Daniel Griesemer, Jennifer Ehrhardt and Christopher M. Lal as attorneys-in-fact and agents, each acting alone, with full powers of substitution to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this registration statement and other documents in connection with the registration statement, with the Securities and Exchange Commission, granting to those attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of September 10, 2014.

Signature	Title

/s/ Daniel Griesemer	President, Chief Executive Officer and Director (Principal Executive Officer)
Daniel Griesemer

/s/ Jennifer Ehrhardt Jennifer Ehrhardt	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Hezy Shaked	Executive Chairman of the Board and Chief Strategy Officer
Hezy Shaked

/s/ Doug Collier	Director
Doug Collier

/s/ Seth Johnson	Director
Seth Johnson

/s/ Janet Kerr	Director
Janet Kerr

/s/ Bernard Zeichner	Director
Bernard Zeichner

INDEX TO EXHIBITS

EXHIBIT

4.1	Amended and Restated Certificate of Incorporation of Tilly’s, Inc. (incorporated by reference to Exhibit 3.1 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-175299) filed on September 7, 2011).

4.2	Amended and Restated Bylaws of Tilly’s, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 333-175299) filed on November 20, 2013).

4.3	Form of Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment 5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-175299) filed on April 23, 2012).

5.1*	Opinion of Latham & Watkins LLP.

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Latham & Watkins LLP (contained in Exhibit 5.1).

24.1*	Power of Attorney (included in the signature page to this registration statement).

99.1	Tilly’s Inc. Amended and Restated 2012 Equity and Incentive Award Plan (incorporated by reference to Appendix A of the Registrant’s Definitive Proxy Statement filed on May 1, 2014).

*	Filed herewith.